Exhibit 99.1
(Ziegler Logo)
                                                               Cynthia Johnson
                                                                  414-978-6421
                                                          cjohnson@ziegler.com

NEWS RELEASE

Ziegler announces second quarter financial results, declares dividend Company focuses on strategic initiatives to fulfill unmet customer needs in growing market segments

      Milwaukee, Wisconsin - July 29, 2003 - The Ziegler Companies, Inc. (AMEX: ZCO), a diversified financial services holding company, today released its financial results for the second quarter ending June 30, 2003.

      In the three months ended June 30, 2003, total revenues for the quarter were $17,530,000 compared to $16,276,000 for the second quarter of 2002. Net income for the second quarter of 2003 was $564,000 or 26 cents per basic and diluted share compared to $594,000 or 26 cents per basic and diluted share in the second quarter of 2002.

      For the six months ended June 30, 2003, total revenues were $32,963,000 compared to $29,086,000 for the same period in 2002. Net income for the six-month period was $816,000 or 38 cents per basic and diluted share in 2003 compared to $505,000 or 22 cents per basic and diluted share for the same period in 2002.

      "Second quarter results matched our expectations and provided a solid first half for 2003. We are pleased to report steady progress in revenue, profits and shareholder value," said John J. Mulherin, president and CEO, The Ziegler Companies, Inc.

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      "Our Investment Services Group has benefited from favorable interest rates and a healthy rally in the equities market," continued Mulherin. "Our North Track Mutual Funds are well positioned from the recent equity gains and the gradual return of investor confidence. Additionally, our banking activities in fixed income underwriting and proprietary health care investing have been particularly strong.

      "Ziegler's Capital Markets Group continued to perform well, resulting in a broad range of church, hospital and senior living financings. With interest rates still at record lows, the long-term fixed rate financing afforded by Ziegler continues to be an attraction for our Church and School clients. A number of clients took advantage of this in the second quarter, to convert either floating-rate or short-term commercial bank loans into long-term permanent bond financing. Some existing Ziegler clients used this opportunity to refund previously outstanding issues. Additionally, profits from fixed income trading activities significantly increased over the previous year."

      Earlier this year, the company updated its strategic plan to focus on unmet customer needs in growing market segments to ethically maximize shareholder value. Eight key initiatives were identified.

      "To fulfill the unmet needs of baby boomers for advice about building financial security, we are focusing on growing the asset management and retirement businesses," said Mulherin. "For the aging population that requires health care services, facilities and subsidized housing, we will continue to build our health care business and grow our housing practice. Private schools need increased access to capital. Thus, building our private school business is another area of focus.

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      "Further, to operate more effectively and efficiently, we are balancing income sources by increasing emphasis on fee-based income and focusing on other income producing strategies. And, in our effort to bring wealth management activities up to scale, we continue to invest in and modernize facilities for our clients. In the second quarter, 2003, we remodeled our West Bend, Wisconsin office and added a customer education center. We also moved to a new location in Minneapolis, Minnesota, and relocated our West Coast banking practice to our Scottsdale, Arizona office."

      Ziegler's board of directors declared a 13-cent regular quarterly dividend for the second quarter. The dividend is payable on August 22, 2003 to shareholders of record at the close of business on August 11, 2003. Book value per share at June 30, 2003 was $18.45 per share.

About Ziegler:

      Ziegler (AMEX: ZCO) - The Ziegler Companies, Inc., headquartered in Milwaukee, Wis., is a diversified financial services company with operations in capital markets and investment services, which includes asset management and wealth management through retail brokerage offices.

      Nationally, Ziegler's Capital Markets Group is ranked as one of the leading investment banking firms for nonprofit healthcare and senior living facilities, as well as religious institutions and schools.

      Ziegler Investment Services Group operates a network of investment consultants throughout Wisconsin and the nation. It also sponsors the North Track family of mutual funds and provides retirement solutions, as well as private account management for
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individuals, corporations, foundations and endowments.  Total assets under management are approximately $2.1 billion.

      Certain comments in this news release represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are subject to a number of risks and uncertainties, in particular, the overall financial health of the securities industry, the strength of the healthcare sector of the U.S. economy and the municipal securities marketplace, the ability of the Company to underwrite and distribute securities, the market value of mutual fund portfolios and separate account portfolios advised by the Company, the collection of amounts owed to the Company, the volume of sales by its retail brokers, the outcome of pending litigation, and the ability to attract and retain qualified employees.